Exhibit 99.1

Polaris Reports 2017 Third Quarter Results

Sales for the third quarter of 2017 increased 25% to a record $1,478.7 million; adjusted sales were $1,480.3 million, up 25%, about half from organic growth

Third quarter 2017 reported net income was $1.28 per diluted share; adjusted net income for the same period was $1.46 per diluted share, ahead of expectations and up 192% over the prior year

Polaris North American unit retail sales were up 13 percent with ORV retail sales up mid-teens percent and Indian Motorcycles unit retail sales up 16 percent. Retail sales were also up modestly versus the 2015 third quarter

Total dealer inventory was down 7% year-over-year; ORV dealer inventory was down 12%

Third quarter gross profit margin was 24.6%, up 261 basis points over prior year. Adjusted gross profit margin was 25.5%, up 351 basis points versus last year primarily due to positive product mix, increased VIP savings and lower warranty costs

Polaris is raising full year sales and earnings per share guidance. Adjusted net income is expected to be in the range of $4.75 to $4.85 per diluted share with adjusted sales for the full year 2017 expected in the range of up 18% to 19%

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--October 24, 2017--Polaris Industries Inc. (NYSE: PII) today reported third quarter 2017 sales of $1,478.7 million, up 25 percent from $1,185.1 million for the third quarter of 2016. Adjusted sales, which excludes the impact from Victory Motorcycles® net sales for the third quarter of 2017, were $1,480.3 million for the 2017 third quarter, up 25 percent. The Company reported third quarter 2017 net income of $81.9 million, or $1.28 per diluted share, compared with net income of $32.3 million, or $0.50 per diluted share, for the 2016 third quarter. The reported net income includes costs related to the wind down of Victory Motorcycles, certain Transamerican Auto Parts ("TAP") integration costs, and manufacturing network realignment costs. Adjusted net income for the quarter ended September 30, 2017, excluding these costs, was $93.5 million, or $1.46 per diluted share.

“Our emphatic return to profitable growth in the third quarter was a testament to the power of the Polaris brand, the strength of our dealer network and the competitive drive of the Polaris team. During the quarter, strong retail growth in both North America and nearly all of our International markets drove record sales and highlighted our ongoing product innovation, improving product quality and sharpened execution. We delivered North American unit retail sales growth of 13 percent and overall Company sales growth of 25 percent, about half of which was organic, while lowering North American dealer inventory seven percent year-over-year. Results were strong throughout our portfolio, led by Indian Motorcycles’ exceptional performance as they accelerated share gains and outpaced a declining North American motorcycle market while also delivering strong growth in Europe, Australia and Asia. I am particularly proud of the improved performance from our Off-Road Vehicle business, which was fueled by a well-planned and executed Factory Authorized Clearance sale and the strong reception of our model year 2018 introductions. Encouragingly, RZR retail sales were especially strong in the quarter, and we had our best ATV retail quarter in two years. Delivering such strong results, while also launching the all new RANGER XP 1000, the best utility side-by-side ever built, is a fitting way for Matt Homan to wrap up his influential 15 year run with Polaris. I want to thank Matt for his significant contribution and wish him continued success in his career. Welcoming Chris Musso earlier this month was also a major victory and we are excited to have him grab the reins of our industry-leading ORV business,” commented Scott Wine, Chairman and Chief Executive Officer of Polaris Industries.

“Most importantly, strong total Company sales growth translated to bottom-line improvement. Despite higher than expected costs for warranty and re-work and complications from Hurricanes Harvey and Irma, we delivered significant operating profit growth and earnings per share expansion for the quarter. With strong growth in revenue, profitability and cash flow I feel very good about the performance of the Polaris team and our improved outlook for the fourth Quarter and beyond,” said Wine.

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, were $1,007.4 million for the third quarter of 2017, up 12 percent over $895.6 million for the third quarter of the prior year driven primarily by improved side-by-sides shipments. PG&A sales for ORV and Snowmobiles combined, increased five percent in the 2017 third quarter compared to the third quarter last year. Gross profit increased 34 percent to $296.9 million, or 29.5 percent of sales, in the third quarter of 2017, compared to $221.6 million, or 24.7 percent of sales, in the third quarter of 2016. Gross profit percentage increased primarily due to product mix as well as lower year over year warranty costs.

ORV wholegood sales for the third quarter of 2017 increased 13 percent primarily driven by strong RZR shipments. Polaris North American ORV unit retail sales for the third quarter of 2017 were up mid-teens percent from the 2016 third quarter, with both side-by-side vehicles and ATVs up mid-teens percent. The North American ORV industry was up high-single digits percent compared to the third quarter last year. ORV dealer inventory was down 12 percent in the 2017 third quarter compared to the same period last year.

Snowmobile wholegood sales in the third quarter of 2017 increased 20 percent to $144.2 million due to timing of shipments year-over-year, as the Company manufactured and shipped its snowmobiles later in 2016.

Motorcycle segment sales, including PG&A, totaled $155.1 million, a decrease of 14 percent compared to $181.2 million reported in the third quarter of 2016 which included $39.4 million of Victory Motorcycle wholegood, accessory and apparel sales. Indian motorcycle wholegood sales increased in the low twenty percent range in the third quarter driven by new product introductions and improving brand awareness. This increase somewhat offset lower Slingshot® sales. Gross profit for the third quarter of 2017 was $10.4 million compared to $20.3 million in the third quarter of 2016. Adjusted for the Victory Motorcycles wind down costs of $7.6 million, motorcycle gross profit was $17.9 million, down from the third quarter last year due primarily to lower Slingshot volume.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, was up mid-single digits percent during the 2017 third quarter. Indian Motorcycles increased retail sales 16 percent, partly driven by new model introductions including the new Chieftain Elite and Limited models and Roadmaster Classic. Indian Motorcycle market share surpassed the ten percent mark in September. Slingshot's retail sales were down although the rate of decline decelerated during the quarter. Motorcycle industry retail sales, 900cc and above, were down high-single digits percent in the 2017 third quarter.

Global Adjacent Markets segment sales along with its PG&A related sales, increased 17 percent to $91.6 million in the 2017 third quarter compared to $78.5 million in the 2016 third quarter. Reported gross profit decreased 27 percent to $16.0 million, or 17.5 percent of sales, in the third quarter of 2017, compared to $21.8 million, or 27.8 percent of sales, in the third quarter of 2016. Adjusted gross profit, excluding the manufacturing realignment costs, increased 2 percent to $22.2 million, or 24.2 percent of sales for the third quarter 2017. Work and Transportation group wholegood sales were up 17 percent during the third quarter of 2017 primarily due to an increase in sales in the Company's Aixam quadricycles and Goupil light-utility businesses.

Aftermarket segment sales, which include Transamerican Auto Parts ("TAP"), along with the Company's other aftermarket brands of Klim®, Kolpin®, Pro Armor®, Trail Tech® and 509®, increased significantly to $224.7 million in the 2017 third quarter compared to $29.9 million in the 2016 third quarter. TAP added $190.6 million of sales in the third quarter of 2017. Gross profit increased significantly to $63.2 million, or 28.1 percent of sales in third quarter of 2017, compared to $10.6 million, or 35.5 percent of sales, in the third quarter of 2016. Sales and gross profit dollars were up primarily due to the addition of TAP acquired in the fourth quarter of 2016. TAP sales grew four percent in the third quarter of 2017 compared to last year on a proforma basis, had Polaris owned TAP for the full year 2016.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased seven percent for the 2017 third quarter. All segments and categories increased sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $156.8 million for the third quarter of 2017, up 11 percent, from the same period in 2016. Sales in EMEA and Asia Pacific increased low-double digits percent in the third quarter with Latin America growing sales mid-single digits during the quarter.

Gross profit increased 40 percent to $364.0 million for the third quarter of 2017 from $260.8 million in the third quarter of 2016. As a percentage of sales, reported gross profit margin was 24.6 percent compared with 22.0 percent of sales for the third quarter of 2016. Gross profit for the third quarter of 2017 includes the negative impact of $7.6 million of Victory Motorcycles wind down costs and manufacturing network realignment costs of $6.2 million. Excluding these items, adjusted gross profit was $377.7 million, or 25.5 percent of sales. Gross profit margins on an adjusted basis improved due to increased volume, lower warranty, significant gross VIP cost savings and positive product mix, somewhat offset by higher promotional costs. Sequentially, adjusted gross profit margins were 130 basis points lower than the 2017 second quarter primarily due to higher warranty and the added costs from a combination of supply chain and natural disaster related headwinds during the quarter.

Operating expenses increased 19 percent for the third quarter of 2017 to $265.2 million from $222.6 million in the same period in 2016, which included $1.3 million in Victory wind down costs and $3.5 million of TAP integration expenses. Excluding these costs, operating expenses increased primarily due to the addition of operating expenses from TAP, as well as increased research and development expenses and increased selling and marketing costs related to the introduction of new products, offset somewhat by lower legal related expenses.

Income from financial services was $18.1 million for the third quarter of 2017, down six percent compared with $19.2 million for the third quarter of 2016. The decrease is attributable to lower income generated from the wholesale portfolio due to the lower dealer inventory levels.

Non-operating other expense (income), net, was $2.4 million of income for the third quarter of 2017, versus $5.7 million of expense in the third quarter of 2016. The change primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the third quarter of 2017 was $27.3 million or 25.0 percent of pretax income compared with $13.5 million or 29.5 percent of pretax income for the third quarter of 2016. The decrease in the provision for income taxes as a percent of pretax income is primarily due to the benefit recognized from certain favorable outcomes of federal tax audits in the 2017 third quarter and the adoption of the new employee share-based accounting standard adopted in the first quarter of 2017.

Financial Position and Cash Flow
Net cash provided by operating activities was $494.5 million for the nine months ended September 30, 2017, compared to $426.2 million for the same period in 2016. The increase in net cash provided by operating activities for the 2017 period was due to the timing of accounts payable and accrued expense payments, as well as collection of tax receivables, somewhat offset by lower net income and higher factory inventory. Total debt at September 30, 2017, including capital lease obligations and notes payable, was $920.0 million. The Company’s debt-to-total capital ratio was 51 percent at September 30, 2017, compared to 32 percent a year ago due primarily to the financing of the TAP acquisition. Cash and cash equivalents were $132.3 million at September 30, 2017, up from $122.7 million for the same period in 2016.

Share Buyback Activity
During the third quarter of 2017, the Company repurchased and retired 257,000 shares of its common stock for $23.3 million. Year-to-date through September 30, 2017, the Company has repurchased and retired 1,015,000 shares of its common stock for $88.9 million. As of September 30, 2017, the Company has authorization from its Board of Directors to repurchase up to an additional 6.4 million shares of Polaris common stock.

2017 Business Outlook
The Company has increased its sales guidance and expected earnings per share range for the full year 2017 from previously issued guidance. The Company now expects adjusted net income to be in the range of $4.75 to $4.85 per diluted share, compared with adjusted net income of $3.48 per diluted share for 2016. Full year 2017 adjusted sales are now anticipated to increase in the range of 18 percent to 19 percent over 2016 sales of $4,516.6 million.

Wind Down of Victory Motorcycles
Polaris announced on January 9, 2017 its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, anticipated to be in the range of $80.0 million to $90.0 million, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. Beginning in the first quarter of 2017, these costs are recorded in the 2017 income statement within respective sales, gross profit and operating expenses. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Manufacturing Network Realignment
Polaris announced on April 24, 2017 that it was making changes to its network to consolidate production of like products and better leverage plant capacity. Changes include discontinuing manufacturing at its plant in Milford, Iowa, and transferring Milford production to existing Polaris facilities in Huntsville, Ala.; Roseau, Minn.; and Anaheim, Calif. Additionally, the Company plans to transfer fabrication operations for its Pro Armor aftermarket products from its facility in Riverside, Calif., to its recently acquired Transamerican Auto Parts facility in Chula Vista, Calif. Beginning in the second quarter of 2017, costs associated with the manufacturing realignment, anticipated to be in the range of $10.0 million to $15.0 million, are recorded in the income statement within the respective gross profit and operating expenses. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profits, operating expenses, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Third Quarter 2017 Earnings Conference Call and Webcast Presentation
Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2017 third quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is 45016317.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris
Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2016 sales of $4.5 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2017 future sales, shipments, net income, and net income per share, and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Sales	$1,478,726	$1,185,067	$3,997,428	$3,298,840
Cost of sales	1,114,764	924,297	3,040,589	2,505,989
Gross profit	363,962	260,770	956,839	792,851
Operating expenses:
Selling and marketing	122,642	89,751	355,486	244,812
Research and development	63,129	47,568	175,887	136,256
General and administrative	79,421	85,257	245,998	219,403
Total operating expenses	265,192	222,576	777,371	600,471
Income from financial services	18,138	19,195	57,711	59,155
Operating income	116,908	57,389	237,179	251,535
Non-operating expense:
Interest expense	8,492	4,051	24,438	10,718
Equity in loss of other affiliates	1,603	1,798	4,839	5,439
Other expense (income), net	(2,368)	5,700	7,088	7,586
Income before income taxes	109,181	45,840	200,814	227,792
Provision for income taxes	27,293	13,528	59,796	77,425
Net income	$81,888	$32,312	$141,018	$150,367

Net income per share:
Basic	$1.31	$0.50	$2.24	$2.33
Diluted	$1.28	$0.50	$2.21	$2.30
Weighted average shares outstanding:
Basic	62,646	64,151	62,890	64,535
Diluted	63,885	65,027	63,942	65,435

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)
(Unaudited)
	September 30,	September 30,
	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$132,260	$122,696
Trade receivables, net	184,074	152,342
Inventories, net	841,922	755,943
Prepaid expenses and other	80,859	63,594
Income taxes receivable	9,535	55,096
Total current assets	1,248,650	1,149,671
Property and equipment, net	735,441	687,697
Investment in finance affiliate	70,910	92,203
Deferred tax assets	191,287	173,741
Goodwill and other intangible assets, net	784,616	271,419
Other long-term assets	102,162	95,594
Total assets	$3,133,066	$2,470,325
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$27,835	$4,746
Accounts payable	385,858	308,971
Accrued expenses:
Compensation	148,280	112,025
Warranties	112,085	130,054
Sales promotions and incentives	192,568	162,853
Dealer holdback	117,934	116,386
Other	183,030	139,145
Income taxes payable	27,448	11,898
Total current liabilities	1,195,038	986,078
Long term income taxes payable	22,036	25,241
Capital lease obligations	18,451	19,122
Long-term debt	873,698	412,844
Deferred tax liabilities	9,366	12,574
Other long-term liabilities	107,182	77,025
Total liabilities	$2,225,771	$1,532,884
Deferred compensation	11,331	9,110
Shareholders’ equity:
Total shareholders’ equity	895,964	928,331
Total liabilities and shareholders’ equity	$3,133,066	$2,470,325

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, Except Per Share Data)
(Unaudited)
	Nine months ended September 30,
	2017	2016
Operating Activities:
Net income	$141,018	$150,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,105	121,903
Noncash compensation	34,249	43,137
Noncash income from financial services	(20,131)	(22,354)
Deferred income taxes	(2,703)	(8,134)
Excess tax benefits from share-based compensation	—	(1,408)
Impairment charges	25,395	—
Other, net	4,839	12,027
Changes in operating assets and liabilities:
Trade receivables	(447)	5,686
Inventories	(83,621)	(33,804)
Accounts payable	108,198	5,702
Accrued expenses	80,949	145,207
Income taxes payable/receivable	62,336	(278)
Prepaid expenses and others, net	6,277	8,193
Net cash provided by operating activities	494,464	426,244
Investing Activities:
Purchase of property and equipment	(126,647)	(155,360)
Investment in finance affiliate, net	43,230	29,223
Investment in other affiliates	(7,110)	(6,861)
Acquisition and disposal of businesses, net of cash acquired	1,645	(54,830)
Net cash used for investing activities	(88,882)	(187,828)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	1,623,577	1,767,272
Repayments under debt arrangements / capital lease obligations	(1,850,247)	(1,795,316)
Repurchase and retirement of common shares	(88,877)	(154,381)
Cash dividends to shareholders	(108,923)	(105,732)
Proceeds from stock issuances under employee plans	14,226	15,651
Excess tax benefits from share-based compensation	—	1,408
Net cash used for financing activities	(410,244)	(271,098)
Impact of currency exchange rates on cash balances	9,597	29
Net increase (decrease) in cash and cash equivalents	4,935	(32,653)
Cash and cash equivalents at beginning of period	127,325	155,349
Cash and cash equivalents at end of period	$132,260	$122,696

POLARIS INDUSTRIES INC.
RECONCILIATION OF GAAP "REPORTED" TO NON-GAAP "ADJUSTED" RESULTS
THREE MONTHS ENDED SEPTEMBER 30, 2017
(In Thousands, Except Per Share Data)
(Unaudited)
	Reported GAAP Measures			2017 Adjustments(4)				Adjusted Measures
	Three months ended September 30,			Three months ended September 30, 2017				Three months ended September 30,
	2017	2016	% Change	Victory Wind Down(1)	TAP(2)	Realignment(3)	Total	2017	2016	% Change
Sales
ORV/Snowmobiles	$1,007,392	$895,550	12%	—	—	—	—	$1,007,392	$895,550	12%
Motorcycles	155,059	181,181	(14)%	$1,560	—	—	$1,560	156,619	181,181	(14)%
Global Adj. Markets	91,575	78,485	17%	—	—	—	—	91,575	78,485	17%
Aftermarket	224,700	29,851	653%	—	—	—	—	224,700	29,851	653%
Total sales	1,478,726	1,185,067	25%	1,560	—	—	1,560	1,480,286	1,185,067	25%
Gross profit
ORV/Snowmobiles	296,904	221,595	34%	—	—	—	—	296,904	221,595	34%
% of sales	29.5%	24.7%	+473 bps					29.5%	24.7%	+473 bps
Motorcycles	10,354	20,301	(49)%	7,555	—	—	7,555	17,909	20,301	(12)%
% of sales	6.7%	11.2%	-453 bps					11.4%	11.2%	+23 bps
Global Adj. Markets	15,983	21,828	(27)%	—	—	6,214	6,214	22,197	21,828	2%
% of sales	17.5%	27.8%	-1,036 bps					24.2%	27.8%	-357 bps
Aftermarket	63,239	10,591	497%	—	—	—	—	63,239	10,591	497%
% of sales	28.1%	35.5%	-734 bps					28.1%	35.5%	-734 bps
Corporate	(22,518)	(13,545)		—	—	—	—	(22,518)	(13,545)
Total gross profit	363,962	260,770	40%	7,555	—	6,214	13,769	377,731	260,770	45%
Gross profit %	24.6%	22.0%	+261 bps					25.5%	22.0%	+351 bps
Operating expenses	265,192	222,576	19%	(1,254)	(3,492)	—	(4,746)	260,446	222,576	17%
Other expense (income), net	(2,368)	5,700	NM	—	—	—	—	(2,368)	5,700	NM

Net income	$81,888	$32,312	153%	$5,537	$2,195	$3,906	$11,638	$93,526	$32,312	189%
Diluted EPS	$1.28	$0.50	156%	$0.09	$0.03	$0.06	$0.18	$1.46	$0.50	192%

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP integration expenses
(3) Represents adjustments for manufacturing network realignment costs
(4) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.
RECONCILIATION OF GAAP "REPORTED" TO NON-GAAP "ADJUSTED" RESULTS
NINE MONTHS ENDED SEPTEMBER 30, 2017
(In Thousands, Except Per Share Data)
(Unaudited)
	Reported GAAP Measures			2017 Adjustments(4)				Adjusted Measures
	Nine months ended September 30,			Nine months ended September 30, 2017				Nine months ended September 30,
	2017	2016	% Change	Victory Wind Down(1)	TAP(2)	Realignment(3)	Total	2017	2016	% Change
Sales
ORV/Snowmobiles	$2,577,003	$2,402,985	7%	—	—	—	—	$2,577,003	$2,402,985	7%
Motorcycles	473,345	594,840	(20)%	$507	—	—	$507	473,852	594,840	(20)%
Global Adj. Markets	280,152	243,553	15%	—	—	—	—	280,152	243,553	15%
Aftermarket	666,928	57,462	1,061%	—	—	—	—	666,928	57,462	1,061%
Total sales	3,997,428	3,298,840	21%	507	—	—	507	3,997,935	3,298,840	21%
Gross profit
ORV/Snowmobiles	776,013	656,076	18%	—	—	—	—	776,013	656,076	18%
% of sales	30.1%	27.3%	+281 bps					30.1%	27.3%	+281 bps
Motorcycles	11,589	86,475	(87)%	54,970	—	—	54,970	66,559	86,475	(23)%
% of sales	2.4%	14.5%	-1,209 bps					14.0%	14.5%	-49 bps
Global Adj. Markets	65,297	66,163	(1)%	—	—	10,517	10,517	75,814	66,163	15%
% of sales	23.3%	27.2%	-386 bps					27.1%	27.2%	-10 bps
Aftermarket	164,721	18,272	801%	—	12,950	—	12,950	177,671	18,272	872%
% of sales	24.7%	31.8%	-710 bps					26.6%	31.8%	-516 bps
Corporate	(60,781)	(34,135)		—	—	—	—	(60,781)	(34,135)
Total gross profit	956,839	792,851	21%	54,970	12,950	10,517	78,437	1,035,276	792,851	31%
Gross profit %	23.9%	24.0%	-10 bps					25.9%	24.0%	+186 bps
Operating expenses	777,371	600,471	29%	(9,270)	(10,509)	—	(19,779)	757,592	600,471	26%
Other expense (income), net	7,088	7,586	(7)%	(13,000)	—	—	(13,000)	(5,912)	7,586	NM

Net income	$141,018	$150,367	(6)%	$53,378	$14,746	$6,611	$74,735	$215,753	$150,367	43%
Diluted EPS	$2.21	$2.30	(4)%	$0.83	$0.23	$0.10	$1.16	$3.37	$2.30	47%

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP acquisition inventory step-up and TAP integration expenses
(3) Represents adjustments for manufacturing network realignment costs
(4) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.
NON-GAAP ADJUSTMENTS TO FULL YEAR 2017 GUIDANCE

2017 Adjusted Guidance: 2017 guidance excludes the pre-tax effect of TAP inventory step-up purchase accounting of approx. $15 million, acquisition integration costs of approx. $15 million, manufacturing network realignment costs of approx. $10 million to $15 million and the impacts associated with the Victory wind down which is estimated to be in the range of $80 million to $90 million. 2017 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down that are difficult to predict in advance in order to include in a GAAP estimate.

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CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500